Exhibit 10.37

ANYWHERE REAL ESTATE INC.
AMENDED AND RESTATED 2018 LONG-TERM INCENTIVE PLAN
LONG-TERM PERFORMANCE AWARD NOTICE OF GRANT
& LONG-TERM PERFORMANCE AWARD AGREEMENT
Anywhere Real Estate Inc. (the “Company”), pursuant to Section 8.1 of the Amended and Restated 2018 Long-Term Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), a Long-Term Performance Award. The Long-Term Performance Award is subject to all of the terms and conditions set forth herein and in the Long-Term Performance Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference. In addition, as a condition to receiving this Long-Term Performance Award, the Participant understands and agrees to be bound by and comply with the restrictive covenants and other provisions set forth in the Restrictive Covenant Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”), a copy of which the Participant acknowledges receipt. The Participant understands and agrees that the Restrictive Covenant Agreement shall survive the grant, payment, vesting or termination of the Long-Term Performance Award and any termination of employment of the Participant, and that full compliance with the Restrictive Covenant Agreement is an express condition precedent to (i) the receipt, delivery and vesting of the Long-Term Performance Award and (ii) any rights to any payments with respect to the Long-Term Performance Award.
Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant (“Notice”) and the Agreement.
Participant:
Grant Date:
Target Grant:
Performance Period:
Performance Criteria:

By accepting this Long-Term Performance Award, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice, including the Restrictive Covenants Agreement. The Participant has reviewed the Agreement, the Plan and this Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Long-Term Performance Award.
Participant’s Consent Regarding Use of Personal Information. By accepting this Long-Term Performance Award, the Participant explicitly consents (i) to the use of the Participant’s Personal Information (as defined in Section 6.14 of the Agreement and to the extent permitted by law) for the purpose of implementing, administering and managing the Participant’s Long-Term Performance Award under the Plan and of being considered for participation in future equity, deferred cash or other award programs (to the extent he/she is eligible under the terms of such plan or program, and without any guarantee that any award will be made); and (ii) to the use, transfer, processing and storage, electronically or otherwise, of his/her Personal Information, as such use has occurred to date, and as such use may occur in the future, in connection with this or any equity or other award, as described above.
Note: Participants electing to accept this grant via the Fidelity Stock Plan Services Net Benefits OnLine Grant Award Acceptance Process are not required to print and sign this Agreement.

ANYWHERE REAL ESTATE INC.         PARTICIPANT
By:         By: ______________________________

Exhibit A
LONG-TERM PERFORMANCE AWARD AGREEMENT
Pursuant to the Long-Term Performance Award Notice of Grant (the “Notice”) to which this Long-Term Performance Award Agreement (this “Agreement”) is attached, Anywhere Real Estate Inc. (the “Company”) has granted under Section 8.1 of the Company’s Amended and Restated 2018 Long-Term Incentive Plan (the “Plan”) the Long-Term Performance Award indicated in the Notice, subject to the terms and conditions set forth in this Agreement, the Notice and the Plan, including the performance conditions set forth in Schedule 1 hereto. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Notice.
ARTICLE I
GENERAL
1.1Incorporation of Terms of Plan. The Long-Term Performance Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II
GRANT OF LONG-TERM PERFORMANCE AWARD
1.1Grant of Long-Term Performance Award. In consideration of the Participant’s past and/or continued employment with or Service to the Company or any Affiliate and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice (the “Grant Date”), the Company grants to the Participant the Long-Term Performance Award set forth in the Notice (the “Target Grant”), subject to the terms and conditions set forth in the Plan and this Agreement, including Schedule 1 attached hereto, and subject to the Participant’s full compliance at all times with the restrictive covenants and other provisions set forth in the Restrictive Covenants Agreement (as defined in the Notice), which is an express condition precedent to (i) the receipt, delivery and vesting of any Long-Term Performance Award and (ii) any rights to any payments with respect to the Long-Term Performance Award.
1.2Consideration to the Company. In consideration of the grant of the Long-Term Performance Award by the Company, the Participant agrees to render Services to the Company or any Affiliate and to comply at all times with the Restrictive Covenants Agreement. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or Service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the Services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant.
ARTICLE III
PERFORMANCE CRITERIA AND PERFORMANCE PERIOD
1.1Performance Period. Subject to the remaining terms of this Agreement, after completion of the Performance Period as set forth on the Grant Notice, the amount ultimately earned under the Long-Term Performance Award pursuant to this Agreement will be based on the Company’s performance against certain criteria (the “Performance Criteria”) as set forth on Schedule 1 hereto.
1.2Settlement of Long-Term Performance Award. The Participant shall be entitled to receive a cash payment equal to a multiple of the Target Grant, as determined in accordance with Schedule 1 hereto and subject to the terms and conditions described herein (subject to any reductions for tax withholding or otherwise to the extent permitted under the Plan or this Agreement), including the Participant's full compliance at all times with the Restrictive Covenants Agreement. Except as provided in Article V below, any payment earned under this Agreement shall be delivered as soon as reasonably practicable following approval of the amount earned under the Long-Term Performance Award, but in no event later than two and half months following the end of the Performance Period, provided that the Participant fully complies at all times with the Restrictive Covenants Agreement. Any portion of the Long-Term Performance Award that could have been earned in accordance with the provisions of Schedule 1 that is not earned as of the end of the Performance Period shall be immediately forfeited at the end of the Performance Period.
1.3No Rights as a Stockholder. The Long-Term Performance Award is a cash award and is not an equity interest in the Company and the Participant shall not be, or have any of the rights or privileges of a stockholder of the Company with respect to, the Long-Term Performance Award.
1.4No Dividend or Dividend Equivalents Rights. The Long-Term Performance Award carries no dividend or dividend equivalent rights related to any cash or other dividend paid by the Company while the Long-Term Performance Award is outstanding.
ARTICLE IV
FORFEITURES
1.1Termination of Employment. Except as otherwise specifically set forth in this Article IV or Article V, if the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior to the date on which the Performance Period ends, this Agreement will terminate and be of no further force or effect on the date that the Participant is no longer actively employed by or providing Services to the Company or any of its Affiliates and the Long-Term Performance Award shall be forfeited on such date. The Participant will, however, be entitled to receive his or her earned cash payment based upon actual performance under this Agreement if the Participant’s employment terminates or Services cease after the Performance Period but before the Participant’s receipt of such payment.
1.2Death or Disability. Except as set forth in Section 5.1 below, if the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior the end of the Performance Period on account of death or Disability, the Participant will be entitled to receive his or her earned cash payment based upon actual performance under this Agreement had the Participant’s employment or Services not terminated, with such payment pro-rated for the number of full months of the Performance Period during which the Participant was employed by or was providing Services to the Company or any Affiliate.
1.3Termination other than for Cause or for Good Reason. Except as set forth in Section 5.1 below, in the case where the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior to the end of the Performance Period other than for Cause or the Participant resigns from employment from the Company or any Affiliate with Good Reason, the Participant will be entitled to receive his or her earned cash payment based upon actual performance under this Agreement had the Participant’s employment or Services not terminated, with such payment pro-rated for the number of full months of the

Performance Period during which the Participant was employed by or was providing Services to the Company or any Affiliate.
1.4Retirement. In the case of a Participant’s Retirement on or following the first anniversary of the commencement of the Performance Period, the Participant will be entitled to receive his or her earned cash payment based upon actual performance under this Agreement had the Participant’s employment or Services not terminated, without pro-ration.
1.5Timing of Payment. Without limiting the foregoing, in the event the Participant’s employment or Services terminate before the end of the Performance Period on account of death, Disability, Retirement or termination by the Company other than for Cause or a resignation for Good Reason, any amount that becomes payable in accordance with any of Sections 4.2, 4.3 or 4.4 above shall be payable at the time and in the manner set forth in Section 3.2 following the end of the Performance Period, provided that the Participant fully complies at all times with the Restrictive Covenants Agreement.
1.6Clawback of Award.  The Long-Term Performance Award is subject to any clawback or recoupment policies of the Company, as in effect from time to time (including the Company’s Clawback Policy), or as otherwise required by law. In addition, in the event that the Administrator determines in its sole discretion that the Participant has violated the Restrictive Covenant Agreement, the Company may require reimbursement or forfeiture of all or a portion of any proceeds, gains or other economic benefit realized or realizable by the Participant under the Long-Term Performance Award. Upon such determination any such proceeds, gains or other economic benefit must be paid by the Participant to the Company and any unvested portion of the Long-Term Performance Award shall immediately terminate and shall be forfeited.
ARTICLE V
CHANGE IN CONTROL
1.1Change in Control. In the event that Change in Control occurs during the Performance Period, the Long-Term Performance Award shall, immediately prior to the Change in Control, (a) be converted to a time-based cash award equal to the Target Grant, (b) cease to be subject to the achievement of the Performance Criteria and (c) be payable in full at the end of the Performance Period provided the Participant is employed by or is providing Services to the Company or any Affiliate on such date and fully complies at all times with the Restrictive Covenants Agreement, subject to the following:
(a)If the Long-Term Performance Award is assumed or substituted in connection with the Change in Control, in the event that during the Performance Period,
(i)a Participant’s employment or Service is terminated other than for Cause by the Company or any Affiliate or the Participant resigns from employment from the Company or any Affiliate with Good Reason, (1) the Long-Term Performance Award shall become fully payable and (2) the Long-Term Performance Award shall be settled in a cash payment as soon as practicable, but in no event later than ten (10) days following such termination, provided that the Participant fully complies at all times with the Restrictive Covenants Agreement; or
(ii)a Participant’s employment or Service is terminated on account of death or Disability, (1) the Long-Term Performance Award shall become fully payable and (2) the Long-Term Performance Award shall be settled in a cash payment as soon as practicable, but in no event later than ten (10) days following such termination, provided that the Participant fully complies at all times with the Restrictive Covenants Agreement.

(b)If the Long-Term Performance Award is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, (i) the Long-Term Performance Award shall become fully payable and (ii) the Participant shall receive a cash payment equal to the Target Grant, provided that the Participant fully complies at all times with the Restrictive Covenants Agreement. As soon as practicable, but in no event later than ten (10) days, following the Change in Control, the Company or its successor shall deliver to the Participant (or, if applicable, the Participant’s estate) the cash payment as calculated pursuant to the preceding sentence.
1.2Assumption/Substitution. For purposes of Section 5.1, the Long-Term Performance Award shall be considered assumed or substituted for if, following the Change in Control, the Long-Term Performance Award remains subject to the same terms and conditions that were applicable to the Long-Term Performance Award immediately prior to the Change in Control except that the Long-Term Performance Award shall no longer be subject to the achievement of the Performance Criteria.
ARTICLE VI
MISCELLANEOUS
1.1Administration. The Administrator shall have the power to interpret the Plan, the Restrictive Covenants Agreement and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Long-Term Performance Award.
1.2Restrictions on Transfer. The Long-Term Performance Award may not be transferred or otherwise disposed of by the Participant, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Administrator, or by will or the laws of descent and distribution.
1.3Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, the Long-Term Performance Award by any holder thereof in violation of the provisions of this Agreement shall be valid, and the Company will not transfer any Long-Term Performance Award on its books or otherwise. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
1.4Termination of Employment or Service/Breach of the Restrictive Covenants Agreement. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to termination of employment or Service, including without limitation, whether a termination has occurred, whether any termination resulted from a discharge for Cause and whether any particular leave of absence constitutes a termination, as well as whether the Participant has fully complied with the Restrictive Covenants Agreement for purposes of this Agreement.
1.5Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Chief People Officer at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant’s last address reflected on the Company’s records.
1.6Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

1.7Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
1.8Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Long-Term Performance Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
1.9Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Long-Term Performance Award in any material way without the prior written consent of the Participant.
1.10Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in this Article 6, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
1.11Unfunded Status of Long-Term Performance Award. With respect to any payments not yet made to the Participant pursuant to the Plan, including this Long-Term Performance Award, nothing contained in the Plan, the Notice, the Restrictive Covenants Agreement or this Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.
1.12Entire Agreement. The Plan, the Notice, the Restrictive Covenants Agreement and this Agreement (including all Exhibits and Schedules thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, with the exception any other restrictive covenant agreement, including any non-compete, non-solicit or confidentiality agreement between Participant and the Company, which agreement shall survive in accordance with its own terms.
1.13Section 409A. The intent of the parties is that payments and benefits under this Agreement and the Long-Term Performance Award be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), and accordingly, to the maximum extent permitted, this Agreement and the Long-Term Performance Award shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement and the Long-Term Performance Award which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement and the Long-Term Performance Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement and the Long-Term Performance Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement and the Long-Term Performance Award during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s death). The Company makes no representation that any or all of the payments described in this Agreement and the Long-Term Performance Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant understands and agrees that he or she shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
1.14Disclosure Regarding Use of Personal Information.
(a)Definition and Use of “Personal Information”. In connection with the grant of the Long-Term Performance Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, the Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment. The “Personal Information” the Company may collect, process, store and transfer for the purposes outlined above may include the Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and the Participant’s beneficiaries and contact information. The Participant may obtain more details regarding the access and use of his or her personal information, and may correct or update such information, by contacting his or her human resources representative or local equity coordinator.
(b)Use, Transfer, Storage and Processing of Personal Information. The use, transfer, storage and processing of Personal Information electronically or otherwise, may be in connection with the Company’s internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program. To the extent permitted by law, Personal Information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the entity that employs (or any entity that has employed) the Participant from the Participant’s country of employment to the Company (or its Affiliates or Subsidiaries) and third parties located in the U.S. and in other countries. Specifically, those parties that may have access to the Participant’s Personal Information for the purposes described herein include, but are not limited to: (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the U.S.; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his or her superiors; (iv) the Administrator; (v) the Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of the Participant’s Personal Information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

ARTICLE VII
DEFINITIONS
Wherever the following terms are used in the Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
1.1“Disability” shall mean a condition such that an individual would be considered disabled for the purposes of Section 409(A) of the Code.
1.2“Retirement” shall mean a “separation from service” (within the meaning of Section 409A of the Code) with the Company and all Affiliates (other than for Cause) after attaining eligibility for Retirement. A Participant attains eligibility for Retirement upon the earlier of (a) age 65 or (b) age 55 with at least ten (10) whole years of consecutive Service starting from the Participant’s most recent hire date with the Company and all Affiliates. For the avoidance of doubt, the phrase “consecutive Service” in the preceding sentence shall not include time spent by the Participant:
(a)as a consultant or advisor to the Company or its Affiliates following a “separation from service” within the meaning of Section 409A of the Code;
(b)engaged as an independent sales agent affiliated with one of the Company’s or its Affiliates’ real estate brands; or
(c)employed with or providing services to any business acquired by the Company or any Affiliate prior to the time such business was acquired by the Company or any Affiliate or employed with or providing services to any business after the time such business was divested by the Company or any Affiliate.
1.3“Service” or “Services” shall mean services performed by the Participant for the Company or its Affiliates as an Employee, consultant or adviser, provided that services performed by a Participant in the capacity as an independent sales agent affiliated with one of the Company’s or its Affiliates’ real estate brands shall not constitute Service.